Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2022 Hannon Armstrong Sustainable Infrastructure Capital, Inc. Equity Incentive Plan of our reports dated February 22, 2022, with respect to the consolidated financial statements of Hannon Armstrong Sustainable Infrastructure Capital, Inc., and the effectiveness of internal control over financial reporting of Hannon Armstrong Sustainable Infrastructure Capital, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

June 14, 2022